Exhibit (a)(5)(iii)

Steinhoff International Holdings NV Completes Tender Offer for Outstanding Shares of Mattress Firm Holding Corp.

Stellenbosch — September 14, 2016 — Steinhoff (FRANKFURT: SNH) today announced the successful consummation of its previously announced $64.00 per share cash tender offer for all of the outstanding shares of common stock of Mattress Firm Holding Corp. (NASDAQ: MFRM).

The tender offer, which was made pursuant to an agreement and plan of merger, dated as of August 6, 2016 (the “Merger Agreement”), among Steinhoff, Stripes US Holding, Inc., Stripes Acquisition Corp. (each a wholly-owned subsidiary of Steinhoff) and Mattress Firm, expired as scheduled at midnight New York City time, on Tuesday, September 13, 2016. A total of 25,104,824 Mattress Firm shares, representing approximately 67.36% of the outstanding common stock of Mattress Firm, were validly tendered into and not withdrawn from the offer. In addition, notices of guaranteed delivery were delivered with respect to approximately 1,350,792 shares, representing approximately 3.62% of the outstanding common stock of Mattress Firm. All validly tendered shares have been accepted for payment, which will be made in accordance with the terms of the tender offer.

Steinhoff intends to complete the acquisition of Mattress Firm concurrently with payment for the tendered shares in accordance with the Merger Agreement through a merger of an indirect wholly-owned subsidiary with Mattress Firm. All shares of Mattress Firm common stock not purchased in the tender offer (other than (i) treasury shares, (ii) shares owned by Steinhoff or Mattress Firm or any direct or indirect wholly-owned subsidiary of Steinhoff or Mattress Firm and (iii) shares held by a Mattress Firm stockholder who has properly exercised their dissenters’ rights of appraisal in respect of such shares) will be converted into the right to receive $64.00 per share. Upon completion of the merger, Mattress Firm will become a subsidiary of Steinhoff and Mattress Firm’s common stock will cease trading on the NASDAQ Global Select Market.

About Steinhoff

Steinhoff is an integrated retailer that manufactures, sources and retails furniture, household goods and general merchandise in Europe, Africa and Australasia. Steinhoff’s vertically integrated business model is based upon a strategy of sourcing and manufacturing products at low cost and distributing them to its value-conscious customer base through its extensive retail footprint.

Steinhoff’s integrated retail divisions comprise of:

•                  Household goods comprising furniture and homeware retail businesses;

•                  General Merchandise focusing on clothing and footwear, accessories and homeware; and

•                  Automotive dealerships in South Africa which provide vehicles, parts, insurance, accessories and servicing.

Steinhoff has a primary listing on the Frankfurt Stock Exchange and a secondary listing on the Johannesburg Stock Exchange. Steinhoff reported revenue and operating profit for the 12 months ended June 30, 2016 of €13.1 billion ($14.5 billion) and €1.5 billion ($1.6 billion) respectively.

For more information, please visit www.steinhoffinternational.com.

About Mattress Firm

With more than 3,600 company-operated and franchised stores across 49 states, Mattress Firm (NASDAQ: MFRM) has the largest geographic footprint in the United States among multi-brand mattress retailers. Founded in 1986, Houston-based MFRM is the nation’s leading bedding retailer. MFRM, through its retail brands including Mattress Firm, Sleepy’s and Sleep Train, offers a broad selection of mattresses, bedding accessories and other related products from leading manufacturers, including Serta, Simmons, Tempur-Pedic, Sealy, Stearns & Foster, King Coil and Hampton & Rhodes. For more information, please visit Mattress Firm’s website at www.mattressfirm.com.

Contact Information

Steinhoff

Mariza Nel, Director, Corporate Services (Investor Relations)

investors@steinhoffinternational.com Tel: +27 (0)21 808 0711

Mattress Firm Investor Relations

Scott McKinney, Vice President of Investor Relations

ir@mattressfirm.com, Tel: +1 713-328-3417

Mattress Firm Media Contact

Erica Martinez, Jackson Spalding

emartinez@jacksonspalding.com, Tel: +1 214-269-4404

Forward Looking Statements

This press release contains forward-looking statements regarding Steinhoff and Mattress Firm, including, but not limited to, statements related to the consummation of the tender offer for Mattress Firm common stock and benefits thereof, and estimated future financial results, regulatory submissions and performance of Mattress Firm’s business in mattresses and related products and accessories, as well as other statements that are not historical facts. These forward-looking statements are based on each of the companies’ current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks associated with business combination transactions, such as the risk that the acquired business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; risks related to future opportunities and plans for the combined company, including uncertainty of the expected future regulatory filings, financial performance and results of the combined company following completion of the proposed transaction; disruption from the proposed acquisition, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; and the possibility that if Steinhoff does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Steinhoff’s ordinary shares could decline; and those other risks detailed under the caption “Risk Factors” and elsewhere in Mattress Firm’s U.S. Securities and Exchange Commission (“SEC”) filings and reports, including in Mattress Firm’s Quarterly Reports on Form 10-Q for the quarters ended May 3, 2016 and August 2, 2016 and Annual Report on Form 10-K for the year ended February 2, 2016, which are filed with the SEC, and in Steinhoff’s filings and reports filed with the Frankfurt Stock Exchange or the Johannesburg Stock Exchange and future filings and reports by either company. Neither Steinhoff nor Mattress Firm undertakes any duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in its expectations.